Exhibit 99.1

Ramco-Gershenson Properties Trust Announces New Board of Trustee Appointments

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--June 4, 2009--Ramco-Gershenson Properties Trust (NYSE: RPT) ("Ramco-Gershenson") announced today that its Board of Trustees (the “Board”) has authorized the expansion of its Board to nine members and has appointed Mr. David J. Nettina and Mr. Matthew L. Ostrower to serve on the Board. In addition, Mr. Ostrower has been appointed to the Compensation Committee and to the Nominating and Governance Committee of the Board and Mr. Nettina has been appointed to the Audit Committee of the Board, each to serve in such capacity until the next Annual Meeting of the Board. For the upcoming annual meeting of shareholders on June 10, 2009, Mr. Ostrower and Mr. Nettina have been nominated for election to three-year and two-year terms, respectively.

“We are pleased to welcome Mr. David Nettina and Mr. Matthew Ostrower to our Board of Trustees,” said Dennis E. Gershenson, Chairman, President and Chief Executive Officer of Ramco-Gershenson. “Both gentlemen have a breadth of real estate knowledge and experience that is certain to benefit our shareholders. We look forward to their positive contributions to our Company over the next several years.”

David J. Nettina

David J. Nettina, 56, was a senior executive with American Financial Realty Trust, a publicly-traded real estate investment trust, from March 2005 to April 2008, serving most recently as its president and chief financial officer where he managed the strategic alternative process that ultimately led to a successful sale of the company to Gramercy Capital Corp. in a deteriorating market in April 2008. From September 2002 to January 2005, Mr. Nettina served as an adjunct professor of finance at Siena College. From 1997 to 2001, Mr. Nettina was an executive officer, most recently the president and chief operating officer, of SL Green Realty Corp., a publicly-traded real estate investment trust, which owns and operates a portfolio of office properties in New York City. Prior to SL Green, Mr. Nettina held various executive management positions for more than 10 years with The Pyramid Companies, including positions as the chief financial officer and as a development partner. Mr. Nettina is currently the president and co-chief executive officer of Career Management, LLC, an emerging technology company, and is a principal of Briarwood Capital Group, LLC, which he founded in July 2001 to manage his family investment activities. Mr. Nettina received a B.S. in 1974 and a Masters of Business Administration in 1976 from Canisius College. He is also a member of the National Association of Corporate Directors.

Matthew L. Ostrower

Matthew L. Ostrower, 38, was a member of Morgan Stanley’s Equity Research department from July of 2000 until April of 2008, serving as a Vice President, Executive Director and, most recently, a Managing Director. He was responsible for coverage of retail real estate investment trusts (REITs), publishing research opinions and investment recommendations from 2000 until 2006, when he assumed leadership of the REIT research group and initiated coverage for a wider range of companies. Mr. Ostrower left Morgan Stanley in 2008 to pursue opportunities in the commercial real estate industry. Mr. Ostrower has a Masters of Science in Real Estate and a Masters in City Planning from the Massachusetts Institute of Technology and a B.A. from Tufts University. He is also a chartered financial analyst.

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Company owns interests in 89 shopping centers totaling approximately 19.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

CONTACT:
Ramco-Gershenson Properties Trust:
Dawn Hendershot
Director of Investor Relations and Corporate Communications
248-592-6202